Exhibit 4.5

AVIVA plc

THE AVIVA CHIEF FINANCIAL OFFICER AWARD 2014

Remuneration Committee Approval:

14 July 2014

Table of Contents

Contents		Page

1	Granting Award	1

2	Before Vesting	2

3	Vesting of Award	2

4	Consequences of Vesting	3

5	Vesting in other circumstances – personal events	3

6	Vesting in other circumstances – corporate events	4

7	General	6

8	Definitions	8

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The Aviva Chief Financial Officer Award 2014

This deed is dated X XXX 2015.

Parties

1)	Aviva Plc incorporated and registered in England and Wales with company number 02468686 whose registered office is at St Helen’s, 1 Undershaft, London, EC3P 3DQ (the “Company”).
2)	Thomas Stoddard of xxxxxx (the “Executive”).

Introduction

This deed sets out the terms of an Award to be granted to the above named Executive in connection with his recruitment as Chief Financial Officer of the Company. Shareholder approval for the Award is not required. There are no performance conditions (other than continued employment) and the Award is an arrangement in which a single director is the only participant, and the arrangement is established specifically to recruit or retain the relevant individual, in unusual circumstances (Listing Rule 9.4.2(2)). No new Shares shall be issued or transferred from treasury pursuant to the Award unless approved by the Company’s shareholders. This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

1	Granting Award
1.1	Grant

The Company grants this Award to the Executive upon the terms set out in this deed.

1.2	Terms of Award

The Award:

1.2.1	is over xxx,xxx Shares;
1.2.2	the Award is expected to Vest in three stages, in the following percentages and on the following dates:
(i)	1 July 2015: 26%;
(ii)	1 July 2016: 24%; and
(iii)	1 July 2017: 50%.
1.2.3	the Executive is entitled to receive Dividend Equivalents; and
1.2.4	the Award Date is X XXX 2015.
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2	Before Vesting
2.1	Rights

The Executive is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to the Award until the Shares are transferred to the Executive.

2.2	Transfer

The Executive may not transfer, assign or otherwise dispose of the Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This clause 2.2 (Transfer) does not apply:

2.2.1	to the transmission of the Award on the death of the Executive to his personal representatives; or
2.2.2	to the assignment of the Award, with the prior consent of the Remuneration Committee, subject to any terms and conditions the Remuneration Committee impose.
2.3	Adjustment of Awards

If there is:

2.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
2.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;
2.3.3	a special dividend or distribution; or
2.3.4	any other corporate event which might affect the current or future value of the Award,

the Remuneration Committee may adjust the number or class of Shares or securities subject to the Award; provided that such adjustment is in accordance with Section 409A.

3	Vesting of Award
3.1	Timing of Vesting

Subject to clause 5 (Vesting in other circumstances – personal events) and 6 (Vesting in other circumstances – corporate events), the Award will Vest on the dates set out in clause 1.2 above or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply.

3.2	Performance adjustment

The Remuneration Committee may adjust downwards (including to nil) the number of Shares in respect of which the Award Vests if, in their discretion, they determine that the performance of the Company, any Member of the Group, any business area or team and/or the conduct, capability or performance of the Executive justifies an adjustment.

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3.3	Reduction or forfeiture of Awards and Shares

If the Executive ceases to be an employee by reason of resignation or dismissal for misconduct at any time within 12 months after Vesting, the Remuneration Committee may decide that:

3.3.1	the Award should be reduced or forfeited; and/or
3.3.2	some or all of the after-tax number of Shares which have been transferred to or on behalf of the Executive following Vesting or the value of any such Shares (determined by reference to any date the Remuneration Committee decide) should be transferred to the Company or as it directs.
4	Consequences of Vesting
4.1	Award

Within 30 days of the Award Vesting, the Company will arrange (subject to clauses 4.3 (Withholding) and 7.8 (Consents)) for the transfer to, or to the order of, the Executive, of the number of Shares in respect of which the Award has Vested.

4.2	Dividends

The Award does not include any rights in respect of dividends on the Shares comprised in the Award before Vesting.

However, on Vesting, the Company shall procure that the Executive receives an amount equal to the amount per Share of all dividends the record date for which falls between the Award Date and the date of Vesting, multiplied by the number of Shares in respect of which the Award is Vesting, assuming full dividend reinvestment. However, in the case of the Executive’s death, the relevant period will be extended to the date of transfer of the Shares to the Executive. Dividend Equivalents will be paid to the Executive as soon as practicable after Vesting of such Shares.

4.3	Withholding

The Company, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the Award. These arrangements may include the sale or reduction in number of any Shares on behalf of the Executive.

5	Vesting in other circumstances – personal events
5.1	General rule on leaving employment

Subject to clause 5.2 (“Good leaver”), any part of the Award which has not Vested will cease to be capable of Vesting on the date on which the Executive gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the Remuneration Committee decide otherwise.

The Award will lapse on the date the Executive ceases to be an employee unless one of the reasons in clause 5.2 applies.

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This clause 5.1 will not apply where the Vesting or delivery of Shares pursuant to the Award is delayed due to the operation of a Dealing Restriction, unless the Executive ceases to be an employee by reason of dismissal for misconduct.

5.2	“Good leaver”
5.2.1	If the Executive ceases to be an employee for any of the reasons set out below, then his Award will Vest as described in clause 5.3 (Vesting) and lapse as to the balance. The reasons are:
(i)	disability, as established to the satisfaction of the Company;
(ii)	death; and
(iii)	any other reason, if the Remuneration Committee so decide in any particular case.
5.2.2	The Remuneration Committee may only exercise the discretion provided for in clause 5.2.1(iii) within 30 days after cessation of the Executive’s employment.
5.3	Vesting

Where clause 5.2 applies, the Award does not lapse but will Vest, in the case of death, immediately and otherwise on the date(s) of Vesting set by the Remuneration Committee in Rule 1.2.2 or as otherwise provided under these Rules. The Award will Vest in full unless the Remuneration Committee decide otherwise, in which case the Award will be reduced pro rata to reflect the period from the Award Date to the date of cessation of employment relative to the Vesting period.

5.4	Meaning of “ceasing to be an employee”

For the purposes of clauses 4 (Consequences of Vesting) and 5 (Vesting in other circumstances – personal events), the Executive will not be treated as ceasing to be an employee until he is no longer an employee of any Member of the Group or if he recommences employment with a Member of the Group within 14 days or such other period and on such basis as the Remuneration Committee decide.

6	Vesting in other circumstances – corporate events
6.1	Time of Vesting
6.1.1	In the event of a Change of Control, the Award Vests subject to clauses 6.1.2 and 6.3 (Exchange). The Award lapses as to the balance except to the extent exchanged under clause 6.3 (Exchange).
6.1.2	If the Company is or may be affected by any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Remuneration Committee, might affect the current or future value of the Award, the Remuneration Committee may allow the Award to Vest, provided that no such Vesting shall occur that would cause the Award to fail to comply with the requirements of Section 409A. The Award will Vest to the extent specified in clause 6.2 (Extent of Vesting) and will lapse as to the balance unless exchanged under clause 6.3 (Exchange). The Remuneration Committee may impose other conditions on Vesting.
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6.2	Extent of Vesting

Where the Award vests under clause 6.1 (Time of Vesting) the Award will Vest in full unless the Remuneration Committee decide otherwise.

6.3	Exchange

The Award will not Vest under clause 6.1 (Time of Vesting) but will be exchanged under clause 6.6 (Exchange terms) to the extent that:

6.3.1	an offer to exchange the Award is made and accepted by the Executive; or
6.3.2	the Remuneration Committee, with the consent of the Acquiring Company, decides before a Change of Control that the Award will be automatically exchanged.
6.4	Remuneration Committee

In this clause 6 (Vesting in other circumstances – corporate events), “Remuneration Committee” means those people who were members of the remuneration committee of the Company immediately before the Change of Control.

6.5	Timing of exchange

Where the Award is to be exchanged under clause 6.3 (Exchange) the exchange is effective immediately following the relevant event.

6.6	Exchange terms

Where the Executive is granted a new award in exchange for an existing Award, the new Award:

6.6.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
6.6.2	must be equivalent to the existing Award, subject to clause 6.6.4;
6.6.3	is treated as having been acquired at the same time as the existing Award and, subject to clause 6.6.4, Vests in the same manner and at the same time;
6.6.4	must:
(i)	be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under clause 6.2 and Vest at the expected date of Vesting; or
(ii)	be subject to such other terms as the Remuneration Committee consider appropriate in all the circumstances,
6.6.5	is governed by these terms as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under clause 6.6.1 above.
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Any exchange of the Award shall be undertaken in accordance with the requirements of Section 409A.

7	General
7.1	Terms of employment
7.1.1	This clause 7.1 (Terms of employment) applies during the Executive’s employment and after the termination of the Executive’s employment, whether or not the termination is lawful.
7.1.2	This Award does not form part of the contract of employment of the Executive. The rights and obligations arising from the employment relationship between the Executive and his employer are separate from, and are not affected by, the Award. The Award does not create any right to, or expectation of, continued employment.
7.1.3	This Award does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.
7.1.4	The terms of the Award do not entitle the employee to the exercise of any discretion in his favour.
7.1.5	The Executive will have no claim or right of action in respect of any decision, omission or discretion, which may operate to his disadvantage even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Executive and his employer.
7.1.6	The Executive has no right to compensation for any loss in relation to the Award, including any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Award in any circumstances (including lawful or unlawful termination of employment);
(ii)	any exercise of a discretion or a decision taken in relation to the Award or any failure to exercise a discretion or take a decision;
(iii)	the amendment of the Award.
7.2	Remuneration Committee’s decisions final and binding

The decision of the Remuneration Committee on the interpretation of the Award or in any dispute relating to the Award will be final and conclusive.

7.3	Third party rights

Nothing in this Award confers any benefit, right or expectation on a person who is not the Executive. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999, or any equivalent local legislation, to enforce any term of this Award. This does not affect any other right or remedy of a third party which may exist.

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7.4	Documents sent to shareholders

The Company is not required to send to the Executive copies of any documents or notices normally sent to the holders of its Shares.

7.5	Costs

The Company will pay the costs of introducing and administering the Award. If at any point the Company is no longer the employer, the Company may ask the Executive’s employer to bear the costs in respect of the Award.

7.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Award, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law and to the extent such actions do not involve a setting aside of assets as described in Section 409A(b)(1) of the U.S. Internal Revenue Code of 1986, as amended.

7.7	Data protection

By accepting the Award the Executive consents to the holding and processing of personal information provided by the Executive to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Award. These include, but are not limited to:

7.7.1	administering and maintaining Executive records;
7.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators;
7.7.3	providing information to future purchasers or merger partners of the Company, the Executive’s employing company, or the business in which the Executive works;
7.7.4	transferring information about the Executive to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Executive’s home country.

The Executive is entitled, on payment of a fee, to a copy of the personal information held about him and, if anything is inaccurate, the Executive has the right to have it corrected.

7.8	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Executive is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

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7.9	Share rights

Where Shares are transferred to the Executive, the Executive will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Executive will not be entitled to rights before that date.

7.10	Notices
7.10.1	Any information or notice to the Executive under or in connection with the Award may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.
7.10.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Award may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Remuneration Committee or duly appointed agent may decide and notify the Executive.
7.10.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to the Executive whilst working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.
7.11	Section 409A

It is the intention that these Rules shall be interpreted, and the Award administered, in a manner that complies with the applicable requirements of Section 409A so as to avoid any additional tax arising pursuant thereto.

7.12	Governing law and jurisdiction

English law governs the Award and its construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Award.

8	Definitions

The following definitions apply in this deed:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“Award” means a conditional right to acquire Shares;

“Award Date” means the date on which the Award is granted;

“Change of Control” means:

(i)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or
(ii)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or
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(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

Notwithstanding the foregoing, the Award shall only Vest upon a Change of Control pursuant to Rule 6.1.1 if the relevant event constitutes a change in the ownership or effective control of a relevant corporation, or a change in the ownership of a substantial portion of the assets of a relevant corporation (within the meaning of such terms under U.S. Treasury Regulation § 1.409A-3(i)(5)).

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time, construed in accordance with U.S. Treasury Regulation § 1.409A-2(b)(7)(ii), to the extent applicable;

“Dividend Equivalent” means a right to receive cash or Shares in respect of dividends issued on Shares under an Award;

“Executive” means Tom Stoddard or his personal representatives;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company;
(ii)	its Subsidiaries from time to time; or
(iii)	any other company which is associated with the Company and is so designated by the Remuneration Committee;

“Remuneration Committee” means, subject to clause 6.4, a duly authorised committee of the board of the Company;

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and other Internal Revenue Service guidance promulgated thereunder.

“Shares” means fully paid ordinary shares in the capital of the Company or any American Depository Share or American Depositary Receipt (ADR) representing ordinary shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting” means the Executive becoming entitled to have the Shares transferred to him subject to the terms of the Award.

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This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Aviva Plc acting by Mark Wilson a director, and
Director

Kirstine Cooper Group general counsel and company secretary
Secretary

Signed as a deed by Tom Stoddard in the presence of:
Thomas Stoddard

_____________________

SIGNATURE OF WITNESS

NAME:

ADDRESS:

OCCUPATION:

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